EXHIBIT 99.1

Norwegian Cruise Line Holdings Ltd. Quantifies Impact of Insignia Incident

The Company Quantifies Financial Impact, Reiterates Full Year 2014 EPS Guidance

MIAMI, Dec. 23, 2014 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. ("the Company") (Nasdaq:NCLH) today quantified the financial impact of the incident on board Oceania Cruises' Insignia.

On December 11, 2014, Insignia experienced a fire in the engine room while docked in St. Lucia during a ten-day voyage that departed San Juan, Puerto Rico on December 7, resulting in the cancellation of the remainder of the sailing. The vessel has been taken out of service and the Company anticipates repair efforts to take approximately nine weeks. The timing of the repairs results in the cancellation of a 24-day voyage which had been scheduled to depart Miami on December 17, 2014 along with the first three legs of Insignia's Around the World in 180 Days cruise, which was scheduled to depart Miami on January 10, 2015. This modified voyage will now commence on March 22, 2015 and depart from Singapore.

The financial impact on the fourth quarter of 2014 and the first quarter of 2015 is estimated to be a reduction in earnings of approximately $0.05 and $0.05 per share, net of insurance proceeds, respectively. The Company reiterates its prior full year 2014 Adjusted EPS guidance of $2.28 to $2.32. The guidance provided excluded the results of the acquisition of Prestige Cruises International, Inc., parent company of Oceania Cruises, which closed in the fourth quarter of 2014 and also excludes the financial impacts from this incident.

"The timing of repairs has unfortunately required the cancellation of Insignia's holiday voyage along with the modification of the world cruise," said Kevin Sheehan, president and chief executive officer of Norwegian Cruise Line Holdings Ltd. "We understand how disappointing this news must be to our valued guests and we extend our sincere appreciation for their cooperation and understanding."

About Oceania Cruises

Oceania Cruises offers unrivaled cuisine, elegant accommodations and exceptional personalized service, all for an extraordinary value. Known for its unique and destination-rich itineraries that appeal to the seasoned traveler, Oceania Cruises calls on more than 330 ports across Europe, Australia, New Zealand, South Pacific, Asia, Africa and the Americas aboard five award-winning mid-size ships: the 684-guest Regatta, Insignia and Nautica, and the 1,250-guest Marina and Riviera. Oceania Cruises recently announced the acquisition of a new ship, Sirena, which will join the fleet in March 2016.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (Nasdaq:NCLH) is a diversified cruise operator of leading global cruise lines spanning market segments from contemporary to luxury under the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands.

These brands operate a combined 21 ships with approximately 40,000 lower berths visiting more than 430 destinations worldwide.  The company's brands will introduce six new ships through 2019.

Norwegian Cruise Line is the innovator in cruise travel with a history of breaking the boundaries of traditional cruising, most notably with the introduction of Freestyle Cruising, which revolutionized the industry by giving guests more freedom and flexibility on the most contemporary ships at sea.  Oceania Cruises is the market leader in the upper-premium cruise segment featuring the finest cuisine at sea, gourmet culinary experiences, elegant accommodations, impeccable service and destination-driven itineraries.  Regent Seven Seas Cruises is the market leader in the luxury cruise segment with all-suite accommodations, highly personalized service and the industry's most inclusive luxury experience featuring round-trip air, fine wines and spirits and unlimited shore excursions among its numerous included amenities.

CONTACT: Media Contact:
         AnneMarie Mathews: 305-436-4799
         amathews@ncl.com

         Investor Contact:
         Andrea DeMarco: 305-468-2463
         ademarco@ncl.com